Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 3, 2012
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 3, 2012)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,483,307 or $0.54 per average share outstanding for the quarter ended March 31, 2012. This compares to consolidated earnings of $2,519,814 or $0.55 per average share outstanding for the quarter ended March 31, 2011. President, Chairman and CEO John Williamson attributed the slight decrease in earnings to a reduction in gross margin from lower space heating sales volumes as a result of a significantly warmer winter season.

Earnings for the twelve months ending March 31, 2012 were $4,482,514 or $0.97 per share compared to $0.96 per share for the twelve months ended March 31, 2011.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenues	$21,290,227	$27,072,569	$60,967,946	$68,651,011
Cost of sales	12,171,705	17,871,203	33,881,161	41,941,900

Gross margin	9,118,522	9,201,366	27,086,785	26,709,111
Other operating expenses, net	4,657,091	4,680,406	18,030,722	17,890,175
Interest expense	456,710	456,285	1,829,953	1,832,991

Income before income taxes	4,004,721	4,064,675	7,226,110	6,985,945
Income tax expense	1,521,414	1,544,861	2,743,596	2,634,629

Net income	$2,483,307	$2,519,814	$4,482,514	$4,351,316

Net earnings per share of common stock:
Basic	$0.54	$0.55	$0.97	$0.96

Diluted	$0.53	$0.55	$0.97	$0.95

Cash dividends per common share	$0.175	$0.170	$0.690	$0.670

Weighted average number of common shares outstanding:
Basic	4,638,889	4,584,030	4,623,863	4,553,091
Diluted	4,644,251	4,592,665	4,629,861	4,564,023

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
	2012	2011
Assets
Current assets	$35,344,882	$38,460,809
Total property, plant and equipment, net	87,865,291	82,930,920
Other assets	7,658,663	7,444,689

Total Assets	$130,868,836	$128,836,418

Liabilities and Stockholders’ Equity
Current liabilities	$31,562,630	$35,170,572
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	34,250,524	30,036,398

Total Liabilities	78,813,154	78,206,970
Stockholders’ Equity	52,055,682	50,629,448

Total Liabilities and Stockholders’ Equity	$130,868,836	$128,836,418